EXHIBIT 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, on the financial statements of Venaxis, Inc., which appears on page 29 of the Annual Report on Form 10-K of Venaxis, Inc. for the year ended December 31, 2013.

/s/ GHP Horwath, P.C.
 GHP Horwath, P.C.

Denver, Colorado
August 11, 2014